Exhibit 99.1
NEWS RELEASE

For further information contact:
Kirk J. Meche
Chief Executive Officer & Interim Chief Financial Officer
713.714.6100

FOR IMMEDIATE RELEASE
Thursday, October 27, 2016

GULF ISLAND FABRICATION, INC.
REPORTS THIRD QUARTER EARNINGS

Houston, TX - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $541,000 ($0.04 diluted earnings per share) on revenue of $65.4 million for its third quarter ended September 30, 2016, compared to a net loss of $(12.1) million ($(0.84) diluted earnings (loss) per share) on revenue of $67.5 million for the third quarter ended September 30, 2015. For the nine months ended September 30, 2016 and 2015, the Company reported net income of $7.1 million ($0.48 diluted earnings per share) on revenue of $230.9 million compared to a net loss of $(10.7) million ($(0.74) diluted earnings (loss) per share) on revenue of $251.1 million, respectively.

The Company had revenue backlog of $181.2 million and labor backlog of approximately 1.6 million hours at September 30, 2016, including commitments received through October 27, 2016, compared to revenue backlog of $157.5 million and labor backlog of 1.3 million hours reported as of June 30, 2016. We expect to recognize revenue from our backlog of approximately $71.8 million, $87.3 million million, and $22.1 million during the remainder of 2016, 2017, and 2018, respectively.

	September 30, 2016 (1)	December 31, 2015
	(in thousands)

Cash and cash equivalents	$55,642	$34,828
Total current assets	123,255	115,869
Property, plant and equipment, net	211,215	200,384
Total assets	337,212	316,923
Total current liabilities	43,483	37,901
Total shareholders’ equity	266,115	257,197
________________
(1) Amounts include assets and liabilities acquired in connection with the LEEVAC transaction.

Our balance sheet position remains stable with $55.6 million in cash, no debt, and working capital of $79.8 million. In addition, we have $75.5 million available under our credit facility for letters of credit and $20.0 million available for general corporate uses. We will continue to monitor and maintain a conservative capital structure as we navigate through the current oil and gas downturn.

During the fourth quarter, we expect to enter into a two-year $40.0 million amended and restated credit facility with our current lenders that will continue to be secured by substantially all of our assets (other than real property).  We anticipate the amended credit facility will allow us to use the full $40.0 million borrowing base for both letters of credit and general corporate purposes.  Given the historically low levels of borrowings under our current facility and our cash position, we requested a reduction in the amount of available credit under our revolver from $80.0 million to $40.0 million to decrease the commitment fees payable to our lenders for the undrawn portion of the facility.

“Our subsidiary, Gulf Island LLC, received a letter of intent for the fabrication of four modules associated with a U.S. ethane cracker project. We are excited to be a part of the petrochemical plant expansion projects as we continue to explore markets outside the Oil & Gas sector. This project will bring much needed job opportunities to our Louisiana fabrication division.” stated Kirk Meche President & CEO. Revenue and man hours have been incorporated in the backlog numbers contained within.

The management of Gulf Island Fabrication, Inc. will hold a conference call on Friday, October 28, 2016, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended September 30, 2016. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.888.806.6208. A digital rebroadcast of the call is available two hours after the call and ending November 4, 2016 by dialing 1.888.203.1112, replay passcode: 325346.

Gulf Island Fabrication, Inc., based in Houston, Texas, with fabrication facilities located in Houma, Jennings and Lake Charles, Louisiana, and San Patricio County, Texas, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves along with providing fabrication solutions to alternative energy providers. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms “TLPs”, “SPARs”, “FPSOs”, and “MinDOCs”), piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, foundations for offshore wind projects, towboats, liftboats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2016 (1)	2015	2016	2016 (1)	2015
Revenue (2)	$65,384	$67,531	$81,502	$230,864	$251,102
Cost of revenue	60,125	75,368	67,436	205,839	248,686
Gross profit	5,259	(7,837)	14,066	25,025	2,416
General and administrative expenses	5,086	3,798	5,062	14,633	11,817
Asset impairment	—	6,600	—	—	6,600
Operating income	173	(18,235)	9,004	10,392	(16,001)
Other income (expense):
Interest expense	(110)	(39)	(88)	(248)	(126)
Interest income	12	8	2	20	21
Other income, net	599	—	42	1,039	20
	501	(31)	(44)	811	(85)
Income before income taxes	674	(18,266)	8,960	11,203	(16,086)
Income taxes	133	(6,129)	3,420	4,134	(5,389)
Net income	$541	$(12,137)	$5,540	$7,069	$(10,697)
Per share data:
Basic and diluted earnings per share - common shareholders	$0.04	$(0.84)	$0.37	$0.48	$(0.74)
Cash dividend declared per common share	$0.01	$0.10	$0.01	$0.03	$0.30
________________

(1)
Results of operations for the three and nine months ended September 30, 2016 include the operations acquired in the LEEVAC transaction effective January 1, 2016. Revenues and net income for the three months ended September 30, 2016 attributable to LEEVAC were $16.8 million and $(471,000), respectively. Revenue and net income for the nine months ended September 30, 2016 attributable to LEEVAC were $55.9 million and $280,000, respectively.

(2)
Revenue for the three and nine months ended September 30, 2016 includes the recognition of $1.5 million and $4.1 million in non-cash amortization of deferred revenue related to the values assigned to contracts acquired in the LEEVAC transaction, respectively.

Operating Segments
Backlog (in thousands)

	September 30, 2016		June 30, 2016		March 31, 2016
Segment	$'s	Labor hours	$'s	Labor hours	$'s	Labor hours
Fabrication (1)	$84,940	841	$41,126	431	$48,828	524
Shipyards	78,886	582	93,912	629	119,984	843
Services	17,386	163	22,540	209	28,316	308
Intersegment Eliminations	—	—	(41)	—	(60)	—
Total Backlog	$181,212	1,586	$157,537	1,269	$197,068	1,675

Results of Operations (in thousands, except percentages)

Fabrication	Three Months Ended September 30,
	2016	2015
Revenue	$22,311	$32,133
Gross profit (loss)	532	(14,009)
Gross profit percentage	2.4%	(43.6)%
General and administrative expenses	1,481	2,138
Asset impairment	—	6,600
Operating income (loss)	(949)	(22,747)

Shipyards (2)	Three Months Ended September 30,
	2016	2015
Revenue (3)	$23,060	$12,936
Gross profit (3)	1,877	1,937
Gross profit percentage	8.1%	15.0%
General and administrative expenses	2,065	392
Operating income (loss)(2)	(188)	1,545

Services	Three Months Ended September 30,
	2016	2015
Revenue	$20,928	$23,487
Gross profit	2,850	4,235
Gross profit percentage	13.6%	18.0%
General and administrative expenses	1,540	994
Operating income	1,310	3,241

____________

(1)	Includes commitments received through October 27, 2016.

(2)
Included in our results of operations for our Shipyards segment were revenue and net income (loss) of $16.8 million and $(471,000) attributable to the operations acquired in the LEEVAC transaction for the three months ended September 30, 2016.

(3)
Revenue for the three months ended September 30, 2016 includes the recognition of $1.5 million in non-cash amortization of deferred revenue related to the values assigned to contracts acquired in the LEEVAC transaction.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
	2016	2015
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$7,069	$(10,697)
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	422	400
Depreciation	19,262	19,674
Amortization of deferred revenue	(4,114)	—
Asset impairment	—	6,600
Gain on sale of assets	(924)	(10)
Deferred income taxes	3,651	(5,464)
Compensation expense - restricted stock	2,452	1,863
Changes in operating assets and liabilities:
Contracts receivable and retainage	22,287	43,501
Costs and estimated earnings in excess of billings on uncompleted contracts	(5,834)	(237)
Prepaid expenses and other assets	915	2,072
Inventory	135	508
Accounts payable	(13,654)	(25,402)
Billings in excess of costs and estimated earnings on uncompleted contracts	(20)	(13,494)
Deferred revenue	(8,928)	—
Accrued employee costs	1,404	343
Accrued expenses	2,733	(2,369)
Accrued contract losses	(8,001)	1,367
Current income taxes	413	—
Net cash provided by operating activities	19,268	18,655
Cash flows from investing activities:
Capital expenditures	(5,415)	(5,052)
Net cash received in acquisition	1,588	—
Proceeds on the sale of equipment	5,813	10
Net cash provided by (used in) investing activities	1,986	(5,042)
Cash flows from financing activities:
Payments of dividends on common stock	(440)	(4,397)
Net cash used in financing activities	(440)	(4,397)
Net change in cash and cash equivalents	20,814	9,216
Cash and cash equivalents at beginning of period	34,828	36,085
Cash and cash equivalents at end of period	$55,642	$45,301